Exhibit 99.1

Poseida Therapeutics, Inc.

Non-Employee Director Compensation Policy

Adopted:  July 1, 2020

Effective: July 9, 2020
Amended and Restated: July 23, 2021 (the “Amendment Date”)

Each member of the Board of Directors (the “Board”) of Poseida Therapeutics, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.  All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $40,000
b.	Independent Chairman of the Board (in addition to Eligible Director Annual Board Service Retainer): $30,000
c.	Lead Independent Director (in addition to Eligible Director Annual Board Service Retainer): $20,000

2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $5,000
c.	Member of the Nominating and Corporate Governance Committee: $4,000

3.	Annual Committee Chair Service Retainer (in lieu of the Annual Committee Member Service Retainer):
a.	Chairman of the Audit Committee: $15,000
b.	Chairman of the Compensation Committee: $10,000
c.	Chairman of the Nominating and Corporate Governance Committee: $8,000

Equity Compensation

Equity awards will be granted under the Company’s 2020 Equity Incentive Plan (the “Plan”).  All stock options granted under this Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, Disability or Cause (as each such term is defined in the Plan), the post-termination exercise period will be 12 months from the date of termination).

1.

(a)Automatic Equity Grants.

(i)Initial Grant for New Directors.   Without any further action of the Board, each person who, on or after the Amendment Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted a Nonstatutory Stock Option to purchase a number of shares of common stock of the Company equal to (x) $550,000, divided by (y) the Black-Scholes value of a stock option share, determined using the average daily closing sales price per share of the Company’s common stock for the thirty (30) calendar days immediately prior to the date of grant (such Black-Scholes value, the “Average 30-Day Fair Value”), with the resulting number rounded down to the nearest whole share  (the “Initial Option Grant”).  Each Initial Option Grant will vest in a series of 36 successive equal monthly installments over the three-year period measured from the date of grant.

(ii)Annual Grant.  Without any further action of the Board, at the close of business on the date of each Annual Meeting of the stockholders of the Company (“Annual Meeting”) following the Amendment Date, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of common stock of the Company equal to (x) $275,000, divided by (y) the Average 30-Day Fair Value, with the resulting number rounded down to the nearest whole share (the “Annual Option Grant”).  Each Annual Option Grant will vest at the earlier of (i) the one-year anniversary of the date of grant and (ii) the day immediately prior to the next Annual Meeting.

(iii)Incumbent Director Grant. Without any further action of the Board, each person who is serving as a Non-Employee Director as of the Amendment Date and who received an Annual Option Grant pursuant to the Director Compensation Policy, as then in effect, in connection with the 2021 Annual Meeting of the stockholders of the Company (such grant, the “2021 Annual Grant”) will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of the Company’s common stock equal to ((x) $275,000 divided by (y) the Average 30-Day Fair Value measured as of the date of grant of the 2021 Annual Grant), minus (z) 20,000 shares, with the resulting number rounded down to the nearest whole share (the “Incumbent Option Grant”).  Each Incumbent Option Grant will vest at the earlier of (i) the one-year anniversary of the date of grant of the 2021 Annual Grant and (ii) the day immediately prior to the next Annual Meeting.

(b)Vesting; Change in Control.  All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date.  Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Director Compensation Policy will become fully vested immediately prior to the closing of such Change in Control.

(c)Remaining Terms.  The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Director Option Grant Package in the form adopted from time to time by the Board.

Expenses

The Company will reimburse a Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

2.